Exhibit 10.3
PERSONAL, PRIVATE AND CONFIDENTIAL

10 June 2014
Terms and Conditions of Employment
Dear Paul,
On behalf of Jazz Pharmaceuticals Ireland Limited of 4th Floor, Connaught House, 1 Burlington Road, Dublin 4, registered at the Companies Registration Office with company number 429847 (the "Company"), I am very pleased to offer you employment with the Company.
Your employment will be subject to the terms and conditions of this employment agreement (the "Agreement").

1.	POSITION
Your position with the Company will be Senior Vice President, Technical Operations or such other role as the Company considers appropriate.

2.	COMMENCEMENT DATE
Your employment will commence no later than 1 July 2014 and the terms and conditions set out in this Agreement will take effect from your actual commencement date. No employment with a previous employer counts toward your period of continuous service with the Company.
You shall not work for anyone else while you are employed by the Company.

3.	PROBATION

3.1.
Initially, your employment will be on a probationary basis for six (6) months although the Company reserves the right to extend your probation at its discretion. During the probationary period, your performance and suitability for continued employment will be monitored.

3.2.	During the probationary period, employment may be terminated by the Company by giving two (2) weeks’ notice in writing. Payment may be made in lieu of notice.

3.3.	During the probation period you must give two (2) weeks’ notice in writing of termination of employment.

4.	PLACE OF WORK

4.1.	You will be based at the Company's offices at 4th Floor, Connaught House, 1 Burlington Road, Dublin 4.

4.2.
You may be required to travel to other locations from time to time, including the United States. Where you are required to work at another location for a period of at least one month, prior to departure, you will be provided with written terms and conditions which will apply for the period specified.

5.	HOURS OF WORK
You will determine your own hours of work and will be required to work the requisite hours and days in order to best perform your duties and to this end a degree of flexibility will be required on your part. You shall work a minimum of 37.5 hours per week from 9:00 am to 5:30 pm Monday to Friday, with a break of one hour for lunch each day. No extra remuneration will be paid for additional hours worked or where work is required to be performed on a weekend.

6.	REPORTING STRUCTURE
You will report directly to the Chief Operating Officer, Russell Cox (the “Manager”). However the reporting structure may change from time to time, at the discretion of the Chief Operating Officer, the Chief Executive Officer, or the Company’s Board of Directors (the "Board").

7.	SALARY

7.1.
Your initial salary will be €240,000 per annum and shall accrue from day to day. This will be paid to you monthly in arrears on the last day of each month by credit transfer directly to your bank account. Your salary will be subject to annual review each year with the next review date being April 2015. There is no obligation to award an increase. There will be no review of the salary after notice has been given by either party to terminate your employment.

7.2.
All payments to you will be subject to deductions of tax, PRSI, Universal Social Charge and any other deductions required by law or provided for in this contract. You will be notified each month by the Company of the amount of your gross and net remuneration and of the nature and amount of all deductions.

7.3.
For the purposes of the National Minimum Wage Act, 2000, the pay reference period shall be a month. In accordance with section 23 of the Act, you may request from the Company a written statement of your average hourly rate of pay for any pay reference period (other than a current pay reference period) falling within the twelve month period immediately preceding the request.

7.4.
The Company may deduct from your salary, or other sums owed to you, any money owed to the Company by you. Where the Company suffers loss as a result of your actions or omissions, deductions will be made only after you have received written notification providing at least one full week's notice that the deduction will be made. The deduction must take place within 6 months of the loss/cost originally being incurred.

8.	HEALTH INSURANCE AND OTHER BENEFITS
You will be eligible for healthcare benefits provided through a corporate health insurance arrangement with Aviva Health. You may be eligible to participate in other employee benefits from time to time as established within the Company’s discretion, subject to the terms and conditions of the benefit plans. Benefits details will be made available to you upon commencement of your employment.

9.	BONUS

9.1.
You may be entitled to be considered for a bonus based on your performance. Any bonus payment will be made entirely at the sole discretion of the Board, at such intervals and subject to such conditions as the Board may in its absolute discretion determine from time to time. The Company reserves the right to amend the terms of the bonus scheme from time to time or to withdraw the bonus scheme at any time in its absolute discretion.

9.2.
Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this Agreement. If the Company makes a payment to you, it shall not be obliged to make subsequent bonus payments.

9.3.	You will not be entitled to a bonus if your employment has been terminated, or notice of such termination has been given by either you or the Company, prior to the date the bonus is paid.

10.	EQUITY AWARDS

10.1.
You may be entitled to be considered for an equity award based on your performance. Any equity award will be made by Jazz Pharmaceuticals plc (the “Parent”) entirely at the sole discretion of the Board of Directors of Jazz Pharmaceuticals plc. (the “Parent Board”). Any equity award will be at such intervals and subject to such conditions as the Parent Board may in its absolute discretion determine from time to time. The Parent reserves the right to amend the terms of the equity scheme from time to time or to withdraw the equity scheme at any time in its absolute discretion.

10.2.
Any equity award to you shall be purely discretionary on the part of the Parent Board and shall not form part of your contractual remuneration under this Agreement. If the Parent makes an award to you, it shall not be obliged to make subsequent equity awards.

10.3.	You will not be entitled to an equity award if your employment has been terminated, or notice of such termination has been given by either you or the Company, prior to the date the equity is awarded.

11.	EXPENSES
All properly vouched and authorised expenses incurred by you on Company business will be reimbursed by the Company.

12.	HOLIDAYS

12.1.
You will be entitled to 21 days' holidays (exclusive of all Irish bank and other public holidays in accordance with the Organisation of Working Time Act 1997) in each year. Your holidays are to be taken by arrangement with the Company, at such time or times that the Company considers to be most convenient having regard to the requirements of your position.

12.2.
The Company's holiday year runs from 1 January to 31 December. Holidays from the previous year may not be carried over to the following year except with the Company's consent. Upon notice of termination of employment being served by either party, the Company may, subject to the provisions of the Organisation of Working Time Act 1997, require you to take any unused holidays accrued at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the employment, make a payment in lieu of accrued contractual holiday entitlement.

12.3.	If you are ill during a period of annual leave and have a valid medical certificate for the days that you were ill, these sick days will not be counted as annual leave days.

12.4.
If on termination of employment, you have taken in excess of your accrued holiday entitlement, the Company shall be entitled to recover from you by way of deduction from any payments due to you or otherwise, one day's pay for each excess day (calculated at 1/260th of your salary for each excess day).

12.5.	You are also entitled to paid public holidays subject to compliance with the Organisation of Working Time Act 1997.

13.	PENSION
The Company has implemented a pension plan and you will be eligible to participate in accordance with the plan. Details will be made available to you upon commencement.

14.	DUTIES
You will carry out duties as assigned to you from time to time by the Company. Your area of work and/or specific responsibilities may be altered from time to time by the Company as the circumstances of the business dictate.

15.	PERIOD OF EMPLOYMENT
Subject to the provisions of Clauses 17 and 18, your employment will continue until terminated by you or the Company giving the other at least three (3) months' written notice of termination (or, if longer, the period required by law).

16.	PAYMENT IN LIEU OF NOTICE/GARDEN LEAVE
Where notice of termination of your employment is given, whether by you or the Company, the Company will have the right to:

16.1.	pay you in lieu of notice the amount of your entitlement to salary in respect of such notice period; or

16.2.
require you to cease performing or exercising during some or all of the remainder of any notice period some or all of the powers, authorities and discretions delegated to you in your employment and/or to cease attending your place of work during such period.

17.	TERMINATION WITHOUT NOTICE
Your employment may be terminated without prior notice if, at any time after the date of this Agreement, you:

17.1.	are guilty of any material breach or non-observance of the provisions contained in this Agreement;

17.2.	are guilty of any serious or gross misconduct and/or negligence in the discharge of the duties of your employment or in connection with or affecting the business of the Company;

17.3.	commit any serious act of dishonesty or repeated acts of dishonesty;

17.4.	cease to be eligible to work in the Republic of Ireland; or

17.5.	are convicted of a criminal offence which the Company considers affects or could affect your position within the Company (other than minor traffic offences).

18.	NORMAL RETIREMENT AGE
The Company's normal retirement age is 65. Your employment will end automatically on your 65th birthday if it has not terminated before then in accordance with the provisions of this Agreement.

19.	Illness

19.1.	Absences from work for whatever reason must be notified to your Manager as soon as possible before your usual start time on the first day of absence. You should telephone your Manager and confirm the reason for your absence and the expected length of such absence. Text messaging and emails are unacceptable means of communication for this purpose.

19.2.	Payment of salary for any absences attributable to illness will at all times be entirely at the sole discretion of the Company.

19.3.
If you are at any time prevented by illness, injury, accident or any other circumstances from discharging all your duties for a period of three consecutive days, then a satisfactory certificate will be required from your doctor in respect of such absence.

19.4.
The Company reserves the right, at any time, to require you to undergo a medical examination by a Doctor or Consultant nominated by the Company, in which event you agree to consent to this request and the Company will bear the cost of such examination.

19.5.
If your absence is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify your Manager of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall, if you have been in receipt of salary for a period of absence and if required by the Company, refund to the Company that part of any damages or compensation recovered by you relating to the loss of earnings for the period of sickness as the Company may reasonably determine less any costs borne by you in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of sickness.

20.	POLICIES AND PROCEDURES
The Company is developing a number of policies and procedures that will be applicable to you, including but not limited to the Corrective Action Policy, the Grievance Process policy, the Non-Harassment Policy, the Bullying & Harassment Policy, the Electronic Information System Policy, and the Compliance & Ethics Policy, which will be contained in the Employee Handbook. The Company reserves the right to change, replace or withdraw these at any time and you are required to comply with the policies and procedures in force from time to time.

21.	DISCIPLINARY RULES AND PROCEDURE

21.1.	You will conduct yourself with propriety at all times and with due regard for the Company and each of its associated companies and the clients and employees of each such company.

21.2.
In the event that your conduct or performance falls short of the standards required by the Company or the Board in any respect (other than cases of misconduct), you will receive at first instance, a verbal warning, followed, if necessary in the event of a repetition, by a written warning which, in appropriate circumstances, may be deemed to be a final written warning. In the event of further breach of conduct or poor performance, and following due investigation during which you will be afforded an opportunity to make whatever representations you consider appropriate, your employment may be terminated by the Company, with or without notice as is deemed appropriate. Where appropriate, because of the gravity of your conduct or performance, the Company reserves the right to commence this procedure at any stage. The disciplinary procedures do not apply to employees who have not completed probation.

21.3.	In order to investigate a complaint against you, the Company may suspend you on full pay for as long as may be necessary to carry out an investigation and hold a disciplinary hearing.

22.	MONITORING

22.1.
You consent to the Company monitoring and recording any use that you make of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. You shall comply with any electronic communication systems policies that the Company may issue from time to time.

23.	CONFIDENTIALITY

23.1.
You will not, except as authorised or required by your duties, reveal to any person, persons or company any information of a confidential or proprietary nature, including any trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company, its subsidiary or associated companies or their existing or potential customers including but not limited to: client lists, prices, financial information, information on the marketing and development of products, which may come to your knowledge during the period of your employment with the Company ("Confidential Information"). You will keep all Confidential Information entrusted to you completely secret and will not use or attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its subsidiary or associated companies or their existing or potential customers or its or their business or businesses. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this Agreement.

23.2.
You will not during the term of your employment with the Company make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company, its subsidiary or associated companies or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes or memoranda made by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.

24.	Proprietary Rights

24.1.
In this Clause 24, "IP" means all intellectual property rights of whatever nature, including copyright (present and future), moral rights, patents, trademarks, trade names, domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in computer software, design rights, rights to inventions and database rights (whether or not any of these is registered and including any applications for registration of any such rights), rights to preserve the confidentiality of information(including trade secrets and know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

24.2.
You will immediately disclose to the Company in writing full details of any discovery, invention, process or improvement in procedure made or discovered by you (whether or not in conjunction with any other person or persons) together with all works embodying IP rights while in the employment of the Company in connection with or in any way affecting or relating to the business of the Company, its subsidiary or associated companies or capable of being used or adapted for use therein or in connection therewith ("Inventions"). You acknowledge that all IP rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

24.3.
If and whenever required so to do (whether during or after the termination of your employment), you will without charge and at the expense of the Company or its nominee apply or join in applying for letters, patents or other forms of protection for any IP referred to in this Clause 24 and execute all instruments and do all things considered necessary in the absolute discretion of the Company in relation to the said IP including vesting all rights and titles to such IP, when obtained, in the Company (or its nominee) as sole beneficial owner, or in such other person as the Company may require.

24.4.
You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause 24. A certificate in writing signed by any executive or the Secretary of the Company that any instrument or act falls within the authority conferred in this Clause 24.4 will be conclusive evidence that such is the case in favour of a third party.

25.	RESTRICTIVE COVENANTS

25.1.
You may not during the period of your employment with the Company, without prior written consent of the Company, engage, whether directly or indirectly, in any business or employment which is similar to or competitive with the business of the Company or its subsidiary or associated companies or which may in the Company's opinion impair your ability to act at all times in the best interest of the Company.

25.2.	In order to protect the Confidential Information and business connections of the Company to which you have access as a result of your employment, you covenant with the Company that you shall not:

25.2.1.
for twelve (12) months after the date of the termination of your employment, in the Republic of Ireland be employed, engaged, concerned or interested, in any business directly competing with the products sold by the Company or its subsidiary or associated companies at that time.

25.2.2.
for a period of twelve (12) months after the termination of your employment, offer to employ or otherwise entice away from the Company or its subsidiary or associated companies, any person who was at any time in the twelve months prior to the termination of your employment with the Company employed or engaged by the Company or its subsidiary or associated companies.

25.2.3.
for a period of twelve (12) months after the termination of your employment, solicit or endeavour to entice away from the Company or its subsidiary or associated companies the business or custom of any firm, company or person who, during the 12 months before your termination of employment was a customer or prospective customer of the Company or its subsidiary or associated companies and with whom you had contact in the course of that period, with a view to providing goods or services to that firm, company or person in competition with the services provided by the Company.

25.2.4.
for a period of twelve (12) months after the termination of your employment, be involved with the provision of goods or services to (or otherwise have any business dealings with) any firm, company or person who, during the 12 months before the termination of your employment, was in the habit of dealing with the Company or its subsidiary or associated companies, in the course of any business concern which is in competition with the business of the Company.

25.2.5.	at any time after the termination of your employment, represent yourself as connected with the Company as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

25.3.
Where during employment by the Company or at any time after termination of employment while this restriction is in force, you apply for employment, is offered employment, has discussions in relation to potential employment or otherwise participates in any recruitment process with another employer, you shall bring this clause expressly to the attention of such other employer or potential employer.

25.4.
You acknowledge and agree that all of the restrictions contained in this Agreement are reasonable and necessary to protect the interests of the Company and its subsidiary and associated companies and you agree that the Company may seek equitable remedies to enforce them in addition to any other legal remedies it has.

25.5.	The restrictions above apply to you acting directly or indirectly and on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

25.6.	The time periods for which the restrictions apply shall be reduced by any period that you spend on garden leave.

25.7.
If any provision in this Clause 25 is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable (including, by way of example, by restricting the area, duration and/or scope of the covenants in to such area, duration and/or scope as would be held reasonable), or if it cannot be so amended without materially altering the intention of the parties, it will be deleted, but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

26.	DATA PROTECTION ACTS 1988 AND 2003

26.1.
You hereby acknowledge that during the course of your employment with the Company, the Company will keep personal data and sensitive personal data (e.g. doctor's certificates or medical reports) relating to you on computer and in manual files/paper files. You hereby acknowledge, agree and consent that the Company is permitted to hold and process personal information about you as part of its personnel and other business records and may use such information in the course of the Company's business. You further agree and consent that the Company may disclose such information to third parties in the event that such disclosure is in the Company's view required by the proper conduct of the Company's business. This clause applies to information held, used or disclosed in any medium.

27.	HEALTH AND SAFETY

27.1.
The Company takes seriously its obligations regarding the safety, health and welfare of its employees and in that regard your attention is drawn to the Company safety statement (which is available for viewing on the intranet). By signing this Agreement, you agree to take reasonable care of your own safety and health and that of any other persons who may be affected by your acts or admissions while at work. You also agree to cooperate with the Company and any other person to enable compliance with any provision of the Safety, Health and Welfare at Work Acts 1989 and 2005 and any Regulation made thereunder.

28.	COLLECTIVE AGREEMENT

28.1.	There is no collective agreement which directly affects your employment.

29.	EMPLOYEE'S WARRANTIES

29.1.
You hereby warrant that by virtue of entering into this Agreement you will not be in breach of any express or implied terms of any Court order, contract or any other obligation legally binding upon you.

29.2.	You warrant that you will not without the written consent of the Company work for anyone else while in the employment of the Company.

30.	MISCELLANEOUS PROVISIONS

30.1.
Notices. Any notice under this Agreement will be given in writing and will be deemed to have been duly given if delivered personally to the addressee or the duly authorised agent of the addressee or sent by prepaid registered post to the last known address of the party to whom such notice is given. Any such notice will be deemed to have been duly given at the time of delivery if delivered personally, or two working days after posting if sent by prepaid registered post.

30.2.
Entire Agreement. This Agreement is in substitution for all previous agreements and undertakings (if any) either written or verbal between the Company and you, and all such agreements and undertakings will be deemed to have been terminated by mutual consent as from the date of your execution of this Agreement.

30.3.
Variation In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make reasonable changes to the terms and conditions of your employment from time to time. Wherever practicable, you will be given advance notice of any such change.

30.4.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Ireland, and shall be subject to the exclusive jurisdiction of the Irish courts.

30.5.
The information contained in this Agreement constitutes a written statement of particulars of your employment with the Company in accordance with the requirements of section 3 of the Terms of Employment Act 1994 and 2001.

***
If you choose to accept the terms and conditions of employment set out in this Agreement, please sign the enclosed copy of this Agreement and return it to me at your earliest convenience and by no later than 24 June 2014.

Yours sincerely,

/s/ Heather McGaughey
Heather McGaughey
Senior Vice President, Human Resources

On behalf of

Jazz Pharmaceuticals Ireland Limited

I accept employment with the Company on the terms and conditions as set out in this Agreement.

Signed:    _/s/ Paul Treacy_______________

Dated:    _23 June 2014 _______________